PROSPECTUS SUPPLEMENT                                  File No. 333-52822
(To Prospectus Supplement and Prospectus                    Rule 424(b)(3)
dated January 24, 2001)



                          MERRILL LYNCH & CO., INC.
                         MEDIUM-TERM NOTES, SERIES B
                  Due Nine Months or More from Date of Issue


                         Floating Rate Notes

Principal Amount:        $220,000,000

Commission:              0.1750%
Issue Price:             100.00%
Proceeds:                $219,615,000          Original Issue Date:   May 2, 2001

CUSIP Number:            59018Y  HV 6          Stated Maturity Date:  May 2, 2003

Interest Calculation:                          Day Count Convention:
--------------------                           --------------------
[x]    Regular Floating Rate Note              [x]  Actual/360

[ ]    Inverse Floating Rate Note              [ ]  30/360
       (Fixed Interest Rate):
                                               [ ]  Actual/Actual



Interest Rate Basis:
-------------------
[ ]    LIBOR                                   [ ]  Commercial Paper Rate

[ ]    CMT Rate                                [ ]  Eleventh District Cost of Funds Rate

[ ]    Prime Rate                              [ ]  CD Rate

[x]    Federal Funds Rate                      [ ]  Other (see attached)

[ ]    Treasury Rate

  Designated CMT Page:                        Designated LIBOR Page:
       CMT Telerate Page:                          LIBOR Telerate Page:
       CMT Reuters Page:                           LIBOR Reuters Page:


Index Maturity:          N/A                   Minimum Interest Rate:  Not Applicable

Spread:                  +0.370%               Maximum Interest Rate:  Not Applicable

Initial Interest Rate:   TBD                   Spread Multiplier:       Not Applicable



Interest Reset Dates:    Daily, commencing May 2, 2001 through the maturity date;
                         subject to the following business day convention

Interest Payment Dates:  Quarterly, on the 2nd of February, May, August and November
                         commencing August 2, 2001 until maturity, subject to the
                         following business day convention
Repayment at the
Option of the Holder:    The Notes cannot be repaid prior to the Stated Maturity Date.

Redemption at the
Option of the Company:   The Notes cannot be redeemed prior to the Stated Maturity Date.

Form:                    The Notes are being issued in fully registered book-entry form.

Trustee:                 The Chase Manhattan Bank
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Underwriters:
   Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), ABN AMRO
   Incorporated and First Union Securities, Inc. (the "Underwriters"), are
   acting as principals in this transaction.  MLPF&S is acting as the Lead
   Underwriter.

   Pursuant to an agreement, dated April 27, 2001 (the "Agreement"), between the Company and the Underwriters, the Company has agreed to sell to each of the Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:

   Underwriters                            Principal Amount of the Notes
   ------------                            -----------------------------

   Merrill Lynch, Pierce, Fenner & Smith       $209,000,000
               Incorporated
   ABN AMRO Incorporated                        $ 5,500,000
   First Union Securities, Inc.                 $ 5,500,000
                                               ------------
                                        Total  $220,000,000

   Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

   The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above. After the initial public offering, the Issue Price may be changed.

   The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Dated:  April 27, 2001